EXHIBIT 2.1



   ======================================================================





                        AGREEMENT AND PLAN OF MERGER




                                    among




                      FIRST NATIONAL OF NEBRASKA, INC.


                      FIRST NATIONAL OF ILLINOIS, INC.




                                     and




                           CASTLE BANCGROUP, INC.




                        Dated as of September 7, 2001




   ======================================================================







                              TABLE OF CONTENTS


                                  ARTICLE I

                                 THE MERGER

   SECTION 1.01.  THE MERGER . . . . . . . . . . . . . . . . . . . .    1
   SECTION 1.02.  EFFECT OF THE MERGER . . . . . . . . . . . . . . .    1
   SECTION 1.03.  THE CLOSING  . . . . . . . . . . . . . . . . . . .    2
   SECTION 1.04.  EFFECTIVE TIME . . . . . . . . . . . . . . . . . .    2
   SECTION 1.05.  CERTIFICATE OF INCORPORATION AND BYLAWS OF THE
                  SURVIVING CORPORATION  . . . . . . . . . . . . . .    2
   SECTION 1.06.  DIRECTORS  . . . . . . . . . . . . . . . . . . . .    2
   SECTION 1.07.  OFFICERS . . . . . . . . . . . . . . . . . . . . .    2

                                 ARTICLE II

                  CONVERSION OF SHARES; PAYMENT FOR SHARES

   SECTION 2.01.  EFFECT ON STOCK  . . . . . . . . . . . . . . . . .    3
   SECTION 2.02.  COMPANY STOCK OPTIONS  . . . . . . . . . . . . . .    4
   SECTION 2.03.  PAYMENT FOR SHARES . . . . . . . . . . . . . . . .    4

                                 ARTICLE III

                  REPRESENTATIONS AND WARRANTIES CONCERNING
                      FIRST NATIONAL ILLINOIS AND FNNI

   SECTION 3.01.  ORGANIZATION . . . . . . . . . . . . . . . . . . .    7
   SECTION 3.02.  CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO
                  VIOLATION  . . . . . . . . . . . . . . . . . . . .    7
   SECTION 3.03.  AVAILABLE FUNDS  . . . . . . . . . . . . . . . . .    8
   SECTION 3.04.  BROKER'S FEES  . . . . . . . . . . . . . . . . . .    8

                                 ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES CONCERNING
                      THE COMPANY AND THE SUBSIDIARIES

   SECTION 4.01.  ORGANIZATION . . . . . . . . . . . . . . . . . . .    9
   SECTION 4.02.  CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO
                  VIOLATION  . . . . . . . . . . . . . . . . . . . .    9
   SECTION 4.03.  CAPITALIZATION . . . . . . . . . . . . . . . . . .   10
   SECTION 4.04.  OTHERS ENTITLED TO VOTE  . . . . . . . . . . . . .   10
   SECTION 4.05. NONCONTRAVENTION  . . . . . . . . . . . . . . . . .   11
   SECTION 4.06.  REQUIRED STOCKHOLDER VOTE  . . . . . . . . . . . .   11
   SECTION 4.07.  BROKERS' FEES  . . . . . . . . . . . . . . . . . .   11
   SECTION 4.08.  THE SUBSIDIARIES . . . . . . . . . . . . . . . . .   11
   SECTION 4.09.  REPORTS AND FINANCIAL STATEMENTS . . . . . . . . .   12
   SECTION 4.10.  NO UNDISCLOSED MATERIAL LIABILITIES  . . . . . . .   13
   SECTION 4.11.  NO VIOLATION OF LAW; LAWFUL OPERATIONS . . . . . .   13

   SECTION 4.12.  ENVIRONMENTAL LAWS AND REGULATIONS . . . . . . . .   14
   SECTION 4.13.  EMPLOYEE BENEFIT PLANS . . . . . . . . . . . . . .   14
   SECTION 4.14.  ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . .   17
   SECTION 4.15.  TITLE  . . . . . . . . . . . . . . . . . . . . . .   17
   SECTION 4.16.  INVESTIGATIONS; LITIGATION . . . . . . . . . . . .   17
   SECTION 4.17.  TAX MATTERS  . . . . . . . . . . . . . . . . . . .   18
   SECTION 4.18.  OPINION OF FINANCIAL ADVISOR . . . . . . . . . . .   19
   SECTION 4.19.  MATERIAL CONTRACTS . . . . . . . . . . . . . . . .   20
   SECTION 4.20.  INTELLECTUAL PROPERTY RIGHTS . . . . . . . . . . .   20
   SECTION 4.21.  INSURANCE  . . . . . . . . . . . . . . . . . . . .   20
   SECTION 4.22.  INDEMNIFICATION  . . . . . . . . . . . . . . . . .   21
   SECTION 4.23.  LOANS  . . . . . . . . . . . . . . . . . . . . . .   21
   SECTION 4.24.  INVESTMENTS  . . . . . . . . . . . . . . . . . . .   22
   SECTION 4.25.  INSIDER INTEREST . . . . . . . . . . . . . . . . .   23

                                  ARTICLE V

                          COVENANTS OF THE COMPANY

   SECTION 5.01.  GENERAL  . . . . . . . . . . . . . . . . . . . . .   23
   SECTION 5.02.  INVESTIGATION AND ACCESS TO INFORMATION  . . . . .   23
   SECTION 5.03.  ADDITIONAL REPORTS AND INFORMATION . . . . . . . .   24
   SECTION 5.04.  CONDUCT OF BUSINESS BY THE COMPANY AND
                  SUBSIDIARIES OTHER THAN THE BANK . . . . . . . . .   24
   SECTION 5.05.  CONDUCT OF BUSINESS BY THE BANK  . . . . . . . . .   26
   SECTION 5.06.  NO SOLICITATION  . . . . . . . . . . . . . . . . .   28
   SECTION 5.07.  ALLOWANCE FOR LOAN LOSSES  . . . . . . . . . . . .   29
   SECTION 5.08.  REGULATORY APPROVALS . . . . . . . . . . . . . . .   30
   SECTION 5.09.  RECOMMENDATION OF APPROVAL . . . . . . . . . . . .   30
   SECTION 5.10.  SIGNIFICANT STOCKHOLDER APPROVAL . . . . . . . . .   30

                                 ARTICLE VI

                            ADDITIONAL AGREEMENTS

   SECTION 6.01.  ANTITAKEOVER STATUTE . . . . . . . . . . . . . . .   30
   SECTION 6.02.  PUBLIC ANNOUNCEMENTS . . . . . . . . . . . . . . .   30
   SECTION 6.03.  NOTICES OF CERTAIN EVENTS  . . . . . . . . . . . .   31
   SECTION 6.04.  STOCKHOLDER APPROVAL; PROXY SOLICITATION; OTHER
                  FILINGS  . . . . . . . . . . . . . . . . . . . . .   31
   SECTION 6.05.  INFORMATION PROVIDED . . . . . . . . . . . . . . .   32
   SECTION 6.06.  EFFORTS TO CONSUMMATE; FURTHER ASSURANCES  . . . .   33
   SECTION 6.07.  UPDATING OF SCHEDULES  . . . . . . . . . . . . . .   33
   SECTION 6.08.  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND
                  INSURANCE  . . . . . . . . . . . . . . . . . . . .   34
   SECTION 6.09.  EMPLOYEES  . . . . . . . . . . . . . . . . . . . .   35
   SECTION 6.10.  COMPANY PLANS  . . . . . . . . . . . . . . . . . .   35

                                 ARTICLE VII

                          CONDITIONS TO THE MERGER

   SECTION 7.01.  CONDITIONS TO THE OBLIGATION OF FNNI AND FIRST
                  NATIONAL ILLINOIS  . . . . . . . . . . . . . . . .   38
   SECTION 7.02.  CONDITIONS TO THE OBLIGATION OF THE COMPANY  . . .   40

                                ARTICLE VIII

                                 TERMINATION

   SECTION 8.01.  TERMINATION OR ABANDONMENT . . . . . . . . . . . .   41
   SECTION 8.02.  FNNI TERMINATION FEE AND EXPENSES  . . . . . . . .   43
   SECTION 8.03.  COMPANY LIQUIDATED DAMAGES . . . . . . . . . . . .   43

                                 ARTICLE IX

                                MISCELLANEOUS

   SECTION 9.01.  COUNTERPARTS; EFFECTIVENESS  . . . . . . . . . . .   43
   SECTION 9.02.  GOVERNING LAW  . . . . . . . . . . . . . . . . . .   43
   SECTION 9.03.  JURISDICTION . . . . . . . . . . . . . . . . . . .   43
   SECTION 9.04.  NOTICES  . . . . . . . . . . . . . . . . . . . . .   44
   SECTION 9.05.  ASSIGNMENT; BINDING EFFECT . . . . . . . . . . . .   45
   SECTION 9.06.  SEVERABILITY . . . . . . . . . . . . . . . . . . .   45
   SECTION 9.07.  ENFORCEMENT OF AGREEMENT . . . . . . . . . . . . .   45
   SECTION 9.08.  ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES . .   45
   SECTION 9.09.  HEADINGS . . . . . . . . . . . . . . . . . . . . .   46
   SECTION 9.10.  FEES AND EXPENSES  . . . . . . . . . . . . . . . .   46
   SECTION 9.11.  AMENDMENT OR SUPPLEMENT  . . . . . . . . . . . . .   46
   SECTION 9.12.  EXTENSION OF TIME, WAIVER, ETC.  . . . . . . . . .   46
   SECTION 9.13.  TIMING . . . . . . . . . . . . . . . . . . . . . .   46

                                  ARTICLE X

                                 DEFINITIONS

   SECTION 10.01.  DEFINITIONS . . . . . . . . . . . . . . . . . . .   47
   SECTION 10.02.  CONSTRUCTION  . . . . . . . . . . . . . . . . . .   48

                        AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of September 7, 2001 by and among FIRST NATIONAL OF NEBRASKA, INC., a Nebraska corporation ("FNNI"), FIRST NATIONAL OF ILLINOIS, INC., a Delaware corporation ("First National Illinois") which is a wholly owned subsidiary of FNNI, and Castle BancGroup, Inc., a Delaware corporation (the "Company"). FNNI, First National Illinois and the Company are referred to collectively herein as the "Parties." Terms used herein that are not otherwise defined in the text are defined in Article X of this Agreement.

                                  RECITALS

        The Company owns 100% of the issued and outstanding shares of all classes of stock of Castle Bank N.A., a national banking association (the "Bank"), CasBanc Mortgage, Inc., an Illinois corporation, Castle Finance Company, an Illinois corporation, and SBI Illinois, Inc., an Illinois corporation, which, unless otherwise noted, shall be collectively referred to as the "Subsidiaries."

        The boards of directors of each of the Parties have approved and declared it advisable and in the best interest of their respective companies and their stockholders to effect a merger, whereby First National Illinois will merge with and into the Company, in the manner and on the terms and subject to the conditions set forth in Article I below (the "Merger"), as a result of which the Company will become a wholly owned subsidiary of FNNI;

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                  ARTICLE I

                                 THE MERGER

        SECTION 1.01.  THE MERGER.  At the Effective Time (as defined in
   Section 1.04), in accordance with this Agreement and the Delaware General Corporation Law (the "DGCL"), the Merger shall be consummated with First National Illinois merging into the Company, and the Company shall continue as the corporation surviving the Merger (the "Surviving Corporation") and shall be a wholly owned subsidiary of FNNI.

        SECTION 1.02. EFFECT OF THE MERGER. At the Effective Time, the separate existence of First National Illinois shall cease, and the Surviving Corporation shall possess all the rights, privileges, powers and franchises, both public and private, of the Company and First National Illinois, and the Surviving Corporation shall be vested with all property, whether real, personal or mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest belonging to or due to each of the Company and First National Illinois; and shall be responsible and liable for all the obligations and liabilities of each of the Company and First National Illinois, all with the effect set forth in the DGCL.

        SECTION 1.03. THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of FNNI, One First National Center, Omaha, Nebraska 68102 commencing at 11:00 a.m. local time on the fifteenth business day following the end of the month in which FNNI, First National Illinois and the Company have received all final state and federal regulatory approvals for the consummation of the transactions contemplated by this Agreement, the stockholders of the Company have approved this Agreement, and all applicable waiting periods have expired, or such other date and location as mutually agreed upon by the Parties (the "Closing Date").

        SECTION 1.04. EFFECTIVE TIME. On the Closing Date, the Parties shall execute and file in the office of the Secretary of State of the State of Delaware a certificate of merger executed in accordance with the DGCL (the "Certificate of Merger") and shall make all such other filings or recordings as may be required to effectuate the Merger and otherwise carry out the obligations of the Parties hereunder. The Merger shall become effective at the time of filing of the Certificate of Merger, or at such later time as is agreed upon by the Parties and set forth therein (such time as the Merger becomes effective is referred to herein as the "Effective Time").

        SECTION 1.05. CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION.

             (a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended so that the Certificate of Incorporation of First National Illinois as in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and by the DGCL.

             (b) At the Effective Time, the Bylaws of the Surviving Corporation shall be amended so that the Bylaws of First National Illinois as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

        SECTION 1.06. DIRECTORS. At the Effective Time, the directors of First National Illinois immediately prior to the Effective Time shall become the directors of the Surviving Corporation, to serve until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

        SECTION 1.07. OFFICERS. At the Effective Time, the officers of First National Illinois immediately prior to the Effective Time shall become the officers of the Surviving Corporation, to serve until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

                                 ARTICLE II

                  CONVERSION OF SHARES; PAYMENT FOR SHARES

        SECTION 2.01. EFFECT ON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, FNNI, First National Illinois or the holders of any securities of the Company, FNNI or First National Illinois:

             (a) Each issued and outstanding share of Common Stock, par value $.33 1/3 per share, of the Company ("Company Common Stock") except the Dissenting Shares defined in Section 2.01(c) hereof shall be converted into the right to receive $18.00 or such higher amount as FNNI and the Company may agree in cash, payable by FNNI to the holder thereof, without interest thereon (the "Merger Consideration"), upon surrender and exchange of the certificate representing such share of Company Common Stock (a "Certificate") in accordance with Section 2.03. As of the Effective Time, except as provided in Section 2.01(b) or (c), all shares of Company Common Stock shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and each holder ("Stockholder") of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration for each share represented by such Stockholder's Certificates.

             (b) Each share of Company Common Stock that is held in the Company's treasury or by any of the Company's direct or indirect wholly owned subsidiaries immediately prior to the Effective Time ("Company Treasury Stock") shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

             (c) Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and the holder of which (i) has not voted in favor of the Merger,
        (ii) has delivered a written demand for appraisal of such holder's shares in accordance with Section 262 of the DGCL and
        (iii) has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share") shall not be converted into or represent a right to receive the Merger Consideration pursuant to
        Section 2.01(a). The holder of a Dissenting Share shall instead be entitled to receive payment of the appraised value of such share in accordance with the provisions of Section 262 of the DGCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration pursuant to Section 2.01(a). The Company shall give FNNI prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by the Company. Notwithstanding anything to the contrary in this Section 2.01(c), if (A) the Merger is rescinded or abandoned or (B) the Stockholders revoke the authority to effect the Merger, the right of any Stockholder to be paid the fair value of such Stockholder's Dissenting Shares pursuant to the DGCL shall cease.

             (d) Each issued and outstanding share of common stock, par value $.01 per share, of First National Illinois shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

        SECTION 2.02. COMPANY STOCK OPTIONS. Each option (an "Option") outstanding at the Effective Time under any of the Company's stock option plans (the "Option Plans") to acquire Company Common Stock shall be converted into the right to receive an amount (the "Option Consideration") in cash equal to (a) the number of shares subject to such Option multiplied by (b) an amount equal to the Merger Consideration less the exercise price associated with such Option. At Closing, each unvested option outstanding under the Option Plans shall automatically become vested.

        SECTION 2.03.  PAYMENT FOR SHARES.

             (a) PAYING AGENT. Prior to the Effective Time, FNNI shall appoint First National Bank of Omaha to act as paying agent (the "Paying Agent") for payment of the Merger Consideration and the Option Consideration, and FNNI shall deposit or cause to be deposited with the Paying Agent cash in an amount equal to the aggregate Merger Consideration, to be held for the benefit of and distributed to Stockholders in accordance with this Section and the terms of a Paying Agent Agreement in the form acceptable to the Parties. Prior to the Effective Time, FNNI or First National Illinois shall deliver to the Paying Agent cash equal to the aggregate Option Consideration less any applicable withholding taxes together with instructions that such cash be promptly distributed following the Effective Time to the holders of Options in accordance with this Section. The Paying Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the "Payment Fund") for delivery as contemplated by this Section. The Paying Agent shall, pursuant to the Paying Agent Agreement substantially in the form of Exhibit A, pay the aggregate Merger Consideration and the aggregate Option Consideration less any applicable withholding taxes out of the Payment Fund, and the Payment Fund shall not be used for any other purpose.

             (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, but in no event more than five days after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each former Stockholder whose shares are converted pursuant to Section 2.01(a) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the Paying Agent shall mail to the holder of such Certificate in exchange therefor cash equal to the Merger Consideration multiplied by the number of shares of Company Common Stock formerly represented by such Certificate (less any required withholding), which such holder has the right to receive pursuant to the provisions of this Article II, payable by check, and the Certificate so surrendered shall forthwith be canceled. Except as provided in the DGCL with respect to Dissenting Shares, no current or former Stockholder shall be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a check equal to the Merger Consideration multiplied by the number of shares of Company Common Stock formerly owned by the Stockholder may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.03(b), each Certificate (other than for Dissenting Shares and Company Treasury Stock) shall be deemed at all times after the Effective Time and for all corporate purposes of the Surviving Corporation, to represent only the right to receive, upon such surrender, the Merger Consideration multiplied by the number of shares of Company Common Stock formerly represented thereby, as contemplated by this Article II, including as limited or adjusted by paragraphs (c), (e), (h) and (i) below.

             (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK; STOCK TRANSFER BOOKS. All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this
        Article II shall be deemed payment in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. After the

        Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled against delivery of the Merger Consideration, except as otherwise provided by law.

             (d) TERMINATION OF PAYMENT FUND. Any portion of the Payment Fund remaining undistributed to the former Stockholders or former holders of Options one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former Stockholders who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration.

             (e)  NO LIABILITY.  Neither the Company, FNNI, First
        National Illinois, the Surviving Corporation nor the Paying Agent shall be liable to any person with respect to cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

             (f) INVESTMENT OF PAYMENT FUND. The Paying Agent shall invest all cash included in the Payment Fund as directed by FNNI, provided such investments are in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated P-1 and A-1 or better by Moody's Investors Service, Inc. and Standard & Poor's Corporation, respectively. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

             (g) LOST CERTIFICATES. For any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required in the sole discretion of the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue the Merger Consideration in exchange for the shares of Company Common Stock represented by such lost, stolen or destroyed Certificate.

             (h) WITHHOLDING RIGHTS. Each of the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former Stockholder or former holder of an Option such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former Stockholder or Option holder in respect of which such deduction and withholding was made.

             (i) ADJUSTMENT OF MERGER CONSIDERATION. If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted so that the aggregate amount payable pursuant to this Agreement shall not have increased or decreased as a result of such adjustment.

                                 ARTICLE III

                  REPRESENTATIONS AND WARRANTIES CONCERNING
                      FIRST NATIONAL ILLINOIS AND FNNI

        First National Illinois and FNNI represent and warrant to the Company that the statements contained in this Article III are correct and complete.

        SECTION 3.01. ORGANIZATION. Each of First National Illinois and FNNI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. FNNI is duly registered as a financial holding company under the Gramm-Leach-Bliley Act. FNNI owns all of the outstanding capital stock of First National Illinois.

        SECTION 3.02. CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION.

             (a) Each of FNNI and First National Illinois has the legal power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of FNNI and First National Illinois and by FNNI as the sole stockholder of First National Illinois and no other corporate proceedings on the part of FNNI or First National Illinois are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FNNI and First National Illinois and, assuming this Agreement constitutes a valid and binding agreement of the other Parties, this Agreement constitutes a valid and binding agreement of FNNI and First National Illinois, enforceable against FNNI and First National Illinois in accordance with its terms, except that enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

             (b) Neither FNNI nor First National Illinois is subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which, by its terms, would be breached or violated or would accelerate any payment or obligation, trigger any right of first refusal or other purchase right as a result of FNNI or First National Illinois executing or carrying out the transactions contemplated by this Agreement, except for any breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on FNNI or First National Illinois. Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Exchange Act, and (iii) federal and state banking laws, no authorization, consent or approval of, or filing with, any Governmental Authority is necessary for the consummation by FNNI or First National Illinois of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on FNNI or First National Illinois or substantially impair or delay the consummation of the transactions contemplated hereby.

        SECTION 3.03. AVAILABLE FUNDS. FNNI and First National Illinois have available all funds necessary to pay the aggregate Merger
   Consideration and aggregate Option Consideration and to satisfy all of their obligations under this Agreement.

        SECTION 3.04. BROKER'S FEES. Neither First National Illinois nor FNNI has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

                                 ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES CONCERNING
                      THE COMPANY AND THE SUBSIDIARIES

        The Company represents and warrants to First National Illinois and FNNI that the statements contained in this Article IV are correct and complete, except as set forth in the Disclosure Schedule delivered as Annex I, which shall be delivered by the Company not later than five days after the date hereof. The Parties shall use their reasonable best efforts to take all action to ensure that the Disclosure Schedule is reasonably acceptable to all the Parties. The

   Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV.

        SECTION 4.01. ORGANIZATION. Each of the Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to conduct its business as presently conducted and to own its properties.

        SECTION 4.02. CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION.

             (a) The Company has the legal power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Company and, other than the vote of the Shareholders, no other corporate proceeding on the part of the Company is necessary to authorize the consummation of the transactions contemplated hereby. The board of directors of the Company has determined that the transactions contemplated by this Agreement are in the best interest of the Company and its stockholders, has declared the advisability of this Agreement and has determined to recommend to such stockholders that they approve and adopt this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of the other Parties, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Schedule 4.02 lists the directors and officers of the Company and each Subsidiary.

             (b) Neither the Company nor any Subsidiary is subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which, by its terms, would be breached or violated or would accelerate any payment or obligation, trigger any right of first refusal or other purchase right as a result of the Company executing or carrying out the transactions contemplated by this Agreement, except for any breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Exchange Act, and
        (iii) federal and state banking laws, no authorization, consent or approval of, or filing with, any Governmental Authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or substantially impair or delay the consummation of the transactions contemplated hereby.

        SECTION 4.03. CAPITALIZATION. The entire authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, of which as of August 31, 2001 4,422,801 shares were issued and outstanding and no shares were held in the Company's treasury. No other shares of the Company Common Stock or any other stock, including preferred stock or convertible preferred shares, are outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized, are validly issued, fully paid and nonassessable and are held of record by the respective persons as set forth in Schedule
   4.03. The Options have been duly authorized by all necessary corporate action (including stockholder approval if necessary), have been validly executed, issued and delivered, constitute the legal, valid, and binding obligations of the Company, and are enforceable as to the Company in accordance with their terms and the terms of the Option Plans identified in Schedule 4.03. The shares of Company Common Stock to be issued upon exercise of the Options are validly authorized and, upon such exercise of the Options in accordance with their terms and the terms of the Option Plans, will be validly issued, fully paid, and nonassessable. The Company has no outstanding stock appreciation, phantom stock or similar rights, other than commitments to make the payments referred to in Section 5.04(c). There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock other than in accordance with the Company's Dividend Reinvestment and Employee Stock Purchase Plan and as set forth in Schedule 4.03. As of the date hereof, the Company has amended its Dividend Reinvestment and Employee Stock Purchase Plan so that (a) no further (i) purchases of Common Stock and (ii) dividend reinvestments in Common Stock can be made under this Plan and (b) all cash held in this Plan at the effective time of such amendment shall be returned to the applicable participants therein. Except as expressly contemplated by this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company. The Company does not have any declared and unpaid dividends (whether payable in cash, securities or other consideration).

        SECTION 4.04. OTHERS ENTITLED TO VOTE. The Company does not have outstanding any indebtedness which entitles the holder or holders thereof to exercise voting rights in connection with the election of its directors or the approval of this transaction, nor are there outstanding any options, warrants, calls, rights, commitments or agreements of any kind obligating the Company to issue any such indebtedness. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of its capital stock or any of its indebtedness prior to maturity.

        SECTION 4.05. NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, by the Company will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Company or any Subsidiary is subject or any provision of the charter or bylaws of the Company or any Subsidiary or (ii) except for the agreements set forth in Schedule 4.05, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company or any Subsidiary is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Lien would not have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole or (iii) result in the creation of any Lien upon the Company Common Stock.

        SECTION 4.06. REQUIRED STOCKHOLDER VOTE. The only approval required by the stockholders of the Company is that holders of a majority of all Company Common Stock vote in favor of the Merger.

        SECTION 4.07. BROKERS' FEES. Except for fees payable to William Blair & Company, L.L.C. ("William Blair"), neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

        SECTION 4.08. THE SUBSIDIARIES. Schedule 4.08 sets forth for each of the Subsidiaries (i) the number of authorized shares of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock and (iii) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of the Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable. The Company holds of record and owns beneficially all of the outstanding shares of the Subsidiaries free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands, except as set forth in Schedule 4.08. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company or the Subsidiaries to sell, transfer or otherwise dispose of any capital stock of the Subsidiaries or that could require the Subsidiaries to issue, sell or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Subsidiaries. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Subsidiaries. Except for the Company's ownership of the Subsidiaries and Investment Securities (as defined in Section 4.24), neither the Company nor any Subsidiary controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust or other business association.

        SECTION 4.09.  REPORTS AND FINANCIAL STATEMENTS.

             (a) The Company has previously furnished or made available to FNNI true and complete copies of:

                  (i) the audited consolidated financial statements of the Company and the Subsidiaries as of, and for the year ended, December 31, 2000 (the "2000 Financial Statements");

                  (ii) the Company's Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for each of the years ended December 31, 1998, 1999 and 2000;

                  (iii) each definitive proxy statement filed by the Company with the SEC since December 31, 1998;

                  (iv) each final prospectus filed by the Company with the SEC, except any final prospectus relating to a Registration Statement on Form S-8; and

                  (v) all Current Reports on Form 8-K and Quarterly Reports on Form 10-Q filed by the Company with the SEC since December 31, 1999.

        The 2000 Financial Statements and the audited consolidated financial statements and unaudited consolidated interim financial statements included in the reports, proxy statements and prospectuses described in clauses (ii) through (v) above (the "Company SEC Reports") (including any related notes and schedules) fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal recurring year-end adjustments), in each case in accordance with accounting principles generally accepted in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

             (b)  As of their respective dates, the Company SEC Reports
        (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has timely filed all reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC since December 31, 1998. None of the Subsidiaries is subject to the periodic reporting requirements of the Exchange Act.

        SECTION 4.10. NO UNDISCLOSED MATERIAL LIABILITIES. Neither the Company nor any of the Subsidiaries has any liabilities or obligations of any nature required to be reflected on a balance sheet prepared in accordance with GAAP, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability or obligation, except (a) liabilities or obligations reflected in the 2000 Financial Statements, (b) liabilities or obligations incurred since the date of the 2000 Financial Statements in the ordinary course of business or (c) liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole.

        SECTION 4.11.  NO VIOLATION OF LAW; LAWFUL OPERATIONS.

             (a) The businesses of the Company and each of the Subsidiaries are being conducted in compliance with all applicable law and regulations, including the Federal Reserve Act, the Federal Deposit Insurance Act, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, fair debt collection practices, usury, fair credit reporting and consumer protection, and any statutes or ordinances relating to the properties occupied or used by the Company and each of the Subsidiaries, except for noncompliance which individually or in the aggregate would not have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole.

             (b) The policies, programs and practices of the Company and each of the Subsidiaries relating to wages, hours of work and other terms and conditions of employment are in compliance with applicable laws and regulations governing employment and terms and conditions of employment, except for noncompliance which individually or in the aggregate would not have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole. There are no disputes, claims or charges pending or, to the Company's Knowledge, threatened, against the Company or any of the Subsidiaries alleging breach of any express or implied employment contract or commitment, or material breach of any applicable law and regulation relating to employment or terms and conditions of employment.

        SECTION 4.12.  ENVIRONMENTAL LAWS AND REGULATIONS.

             (a) To the Company's Knowledge, the Company and each of the Subsidiaries are in compliance with all applicable laws and regulations relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by the Company and the Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for noncompliance which individually or in the aggregate would not have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole.

             (b) Neither the Company nor any of the Subsidiaries has received written notice of, or is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person asserting an obligation to conduct investigations or cleanup activities under any Environmental Law or alleging liability under or noncompliance with any Environmental Law (collectively, "Environmental Claims") that, individually or in the aggregate, would have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole.

             (c) To the Company's Knowledge following actual receipt of written notice, there are no facts, circumstances or conditions associated with any real property (i) on which the Company or any of its Subsidiaries has a mortgage or lien securing a loan with a balance of $100,000 or more and (ii) over which the Company or its Subsidiaries exercise day-to-day control, that would reasonably be expected to result in the assertion of an Environmental Claim against the Company, its Subsidiaries or any owner or operator of such real property.

        SECTION 4.13.  EMPLOYEE BENEFIT PLANS.

             (a) Schedule 4.13 contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of ERISA), including pension, profit sharing, 401(k), severance, welfare, disability and deferred compensation, and all other material employee benefit plans, agreements, programs, policies or arrangements, including stock purchase, stock option, employment, change-in-control, fringe benefit, bonus and incentive plans and agreements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not, under which any employee, former employee, director or former director of the Company or any Subsidiary has any present or future right to benefits or under which the Company or any Subsidiary has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans" but shall be separately identified on Schedule 4.13.

             (b)  The Company represents and warrants that:

                  (i) each Company Plan has been established and administered in accordance with its terms, and each such Company Plan and the Company are in all material respects in full compliance with the applicable provisions of ERISA, the Code and other federal and state applicable laws, rules and regulations with respect thereto except for noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect on the Company;

                  (ii) the Company has received, with respect to each Company Plan that is an "employee pension benefit plan" (within the meaning of ERISA Section 3(2)) and is intended to meet the tax qualification requirements of Code Section 401(a), a favorable determination letter as to its qualification. To the Knowledge of the Company each trust for each such Company Plan is exempt from federal income Tax under Code Section 501(a). To the Knowledge of the Company, no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Company Plan or trust;

                  (iii) to the Knowledge of the Company, no event has occurred and no condition exists that likely could subject the Company to any tax, fine, lien, penalty or other liability imposed by ERISA (including any breach of fiduciary responsibility by any director, officer or employee), the Code or other applicable laws, rules and regulations that would have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole;

                  (iv) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof;

                  (v) to the Knowledge of the Company, no Company Plan is a Multiemployer Plan within the meaning of ERISA Section 4001(a)(3) or a plan subject to Title IV of ERISA and no "prohibited transaction" (as such term is defined in ERISA
             Section 406 and Code Section 4975) that is not the subject of a statutory or administrative exemption under ERISA

             Section 408 and Code Section 4975 has occurred with respect to any Company Plan;

                  (vi) to the Knowledge of the Company, all contributions and payments made or accrued with respect to all Company
             Plans and other benefit obligations are deductible under Code Section 162 or 404, and no amount or any asset of any Company Plan is subject to tax as unrelated business taxable income;

                  (vii) to the Knowledge of the Company, no event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and other benefit obligations that are insured or a material increase in benefit costs of such plans and obligations that are self-insured;

                  (viii) except as set forth on Schedule 4.13 and
             except to the extent required under ERISA Section 601 et seq. and Code Section 4980B, the Company does not provide health or welfare benefits for any retired or former employee and is not obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service;

                  (ix) the Company has the right to modify and terminate each Company Plan with respect to both retired and active employees;

                  (x) to the Knowledge of the Company, the Company has complied with the provisions of ERISA Section 601 et seq. and Code Section 4980B, except for noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole; and

                  (xi) except as may be expressly permitted by this Agreement or as disclosed on Schedule 4.13, the Merger will not result in the payment, vesting or acceleration of any benefit under any Company Plan.

             (c) With respect to any Company Plan, (i) no actions, suits or claims (other than claims for benefits made in the ordinary course of the Company Plan's operation) are pending or, to the Knowledge of the Company, threatened; and (ii) to the Knowledge of the Company, no facts or circumstances exist that reasonably could give rise to any such actions, suits or claims.

             Full payment has been made or accrued for all amounts which are due to any of the Company Plans. Furthermore, the Company has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any of the Company Plans.

        SECTION 4.14. ABSENCE OF CERTAIN CHANGES OR EVENTS. Other than the transactions contemplated or permitted by this Agreement or as disclosed in the any of the Company SEC Reports, since January 1, 2001, (a) the businesses of the Company and the Subsidiaries have been conducted in the ordinary course consistent with past practice and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had a Material Adverse Effect on the Company and the Subsidiaries taken as a whole.

        SECTION 4.15. TITLE. Schedule 4.15 contains a listing of all real estate, including OREO and repossessed property, owned or leased by the Company or any Subsidiary. Each of the Company and each Subsidiary is the owner of good title to, or a valid leasehold interest in, all of its material tangible assets, free and clear of all liabilities, Liens and restrictions on transfer, except liens for taxes not yet due and payable and easements of record affecting real property that do not adversely affect the use of such property by the Company or Subsidiary for the purposes for which it is currently used.

        SECTION 4.16.  INVESTIGATIONS; LITIGATION.

             (a) To the Company's Knowledge, there is no investigation or review being undertaken or that is pending by any Governmental Authority with respect to the Company or any of the Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole, nor has any governmental body or authority notified the Company of an intention to conduct the same.

             (b) There are no actions, suits or proceedings pending or to the Knowledge of the Company threatened against or affecting the Company or the Subsidiaries or their officers or directors, in their capacities as such, or any of their respective properties, at law or in equity, or before any federal, state, local or foreign court or Governmental Authority, that, individually or in the aggregate, would have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole.

             (c)(i) Neither the Company nor any of the Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1998, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management of its business, nor has the Company or any of the Subsidiaries been advised in writing by any Governmental Authority since January 1, 1998 that it is considering issuing, initiating, ordering or requesting any of the foregoing.

             (ii) Except for routine examinations conducted by the Federal Reserve Board (the "Federal Reserve") and the Office of Comptroller of the Currency (the "OCC") in the regular course of the business of the Company or any of the Subsidiaries, neither the Federal Reserve, the OCC, the Illinois Office of Banks and Real Estate (the "IOBRE"), the Illinois Department of Financial Institutions (the "IDFI"), the Federal Deposit Insurance Corporation (the "FDIC") nor the SEC has initiated any proceeding or, to the Company's Knowledge, investigation into the business or operations of the Company or any of the Subsidiaries within the past three (3) years. To the Company's Knowledge, there is no unresolved violation, criticism or exception by the Federal Reserve, the OCC, the IOBRE, the IDFI, the SEC or the FDIC that, individually or in the aggregate, would have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole.

        SECTION 4.17.  TAX MATTERS.

             (a) All material Tax Returns for all periods ending on or before the Closing Date that are or were required to be filed by or with respect to the Company or any of the Subsidiaries, either separately or as a member of an affiliated group of corporations, have been filed on a timely basis and in accordance with applicable laws, regulations and administrative requirements.
        All such Tax Returns that have been filed on or before the Closing Date were, when filed, and continue to be, true, correct and complete in all material respects.

             (b) The Company has made available to FNNI all reports of and communications for all open years from Internal Revenue Service agents and the corresponding agents of other state, local and foreign Governmental Authorities who have examined the respective books and records applicable to the Company and the Subsidiaries. Schedule 4.17(b) describes all adjustments in respect of the Company to income Tax returns filed by, or on behalf of, the Company or any affiliated group of corporations of which the Company is or was a member, for all open taxable years, that have been proposed by any representative of any Governmental Authority, and Schedule 4.17(b) describes the resulting income Taxes, if any, proposed to be assessed. All deficiencies proposed (plus interest, penalties and additions to tax that were or are proposed to be assessed thereon, if any) as a result of such examinations have been paid, reserved against or settled or, as described in Schedule 4.17(b), are being contested in good faith by appropriate proceedings. Except as set forth in given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other entity) of any statute of limitations relating to the payment of Taxes for which the Company may be liable.

             (c) The Company and each of the Subsidiaries have paid, or made provision for the payment of, all Taxes that have or may become due for all periods ending on or before the Closing Date, except such Taxes, if any, as are set forth in Schedule 4.17(c) that are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP consistently applied) have been provided. In all material respects, all Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authority. There are no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company (except for Taxes not yet due).

             (d) There are no closing agreements, requests for rulings or requests for technical advice, in respect of any Taxes, pending between the Company and any Governmental Authority.

             (e) There is no existing tax-sharing agreement that may or will require that any payment be made by or to the Company on or after the Closing Date.

             (f) The Company has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code, nor has the Internal Revenue Service proposed any such adjustment or change in accounting method with respect to the Company. The Company does not have any application pending with any Governmental Authority requesting permission for any change in accounting method.

             (g) Except as set forth on Schedule 4.17, there is no contract, agreement, plan or arrangement covering any person that, individually or collectively, as a consequence of this transaction could give rise to the payment of any amount that would not be deductible by FNNI, the Surviving Corporation or the Company by reason of Section 280G of the Code.

             (h) The Company was not a party to any deferred intercompany transaction that will be restored (pursuant to the Treasury Regulations under Section 1502 of the Code) and will result in income or loss to the Company due to the contemplated transaction.

        SECTION 4.18. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of William Blair, dated on or before the date of this Agreement, substantially to the effect that the Merger

   Consideration is fair to the holders of the Company Common Stock (other than FNNI) from a financial point of view.

        SECTION 4.19.  MATERIAL CONTRACTS.

             (a) Schedule 4.19(a) contains a complete and accurate list of each Company Material Contract.

             (b) Each Company Material Contract is valid and binding on the Company or a Subsidiary and, to the Knowledge of the Company, is enforceable against the other party thereto, in each case, except as enforceability may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability now or thereafter in effect relating to or affecting creditors' rights, and to general equity principles (regardless of whether enforcement is sought in a procedure in equity or at law). The Company and the Subsidiaries are and have been in material compliance with all applicable terms and requirements of each Company Material Contract to which they are a party. Neither the Company nor any of the Subsidiaries has given to or received from any other person any written notice or other written communication regarding any actual or alleged violation or breach of, or default under, any Company Material Contract.

        SECTION 4.20. INTELLECTUAL PROPERTY RIGHTS. The Company and the Subsidiaries own or have a valid license to use all Intellectual Property individually or in the aggregate material to the conduct of the businesses of the Company and the Subsidiaries taken as a whole. Neither the Company nor any Subsidiary is in default (or with the giving of notice or lapse of time, or both, would be in default) under any license to use such Intellectual Property, except for such defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole. To the Knowledge of the Company, such Intellectual Property is not being infringed by any third party and neither the Company nor any Subsidiary is infringing any Intellectual Property of any third party, except for such defaults and infringements that, individually or in the aggregate, would not have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole.

        SECTION 4.21. INSURANCE. Schedule 4.21 includes copies of declaration pages and binder for all insurance policies and bonds presently maintained by the Company or the Subsidiaries with respect to their respective businesses, operations, properties or assets. All such insurance policies and bonds are in full force and effect. Neither the Company nor any Subsidiary is in default of any of its obligations under any such insurance policy or bond. The Company and each Subsidiary maintain all insurance and bonds they are required to carry by law or by any agreement by which they are bound. Except for claims filed by employees of the Company and the Subsidiaries under applicable medical insurance policies maintained for the benefit of such employees, Schedule 4.21 lists and briefly describes all claims that have been filed under such insurance policies and bonds since June 30, 1999 and the current status of such claims. All claims listed on Schedule 4.21 have been filed in a due and timely fashion. Neither the Company nor any Subsidiary has had an insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past five (5) years.

        SECTION 4.22. INDEMNIFICATION. Except as set forth in Schedule 4.22, to the Company's Knowledge, there are no unresolved claims of any director, officer, employee or agent of the Company or any of the Subsidiaries for indemnification by the Company or any of the Subsidiaries under any indemnification agreement with, or under the respective charter and bylaws of, the Company or any of the Subsidiaries, or under any applicable laws and regulations.

        SECTION 4.23.  LOANS.

             (a) Except as disclosed in Schedule 4.23(a), each outstanding loan, loan agreement, note, lease or other borrowing agreement, any participation therein and any guaranty, renewal or extension thereof (collectively, "Loans") reflected on the books and records of the Company is, to the Company's Knowledge, evidenced by appropriate and sufficient documentation in all material respects and constitutes, to the Company's Knowledge, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally or equitable principles or doctrines and except as would not have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole. To the Company's Knowledge,
        (i) no obligor named therein has provided notice to the Company or a Subsidiary that such obligor intends to attempt to avoid the enforceability of any term of any Loan under any such laws or equitable principles or doctrines and (ii) no Loan is subject to any valid defense, offset or counterclaim that has been asserted with respect to such Loan, except in each case as would not have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole.

             (b) To the Company's Knowledge, all guarantees of indebtedness owed to the Company or any Subsidiary, including those of the Federal Housing Administration, the Small Business Administration and other state and federal agencies, are valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally or equitable principles or doctrines, and except as would not have a Material whole.

             (c) In originating, underwriting, servicing and discharging Loans, mortgages, land contracts and contractual obligations relating thereto, either for their own account or for the account of others, the Company and each Subsidiary have complied with all applicable terms and conditions of such obligations and with all applicable laws and regulations, contractual requirements and procedures, except for noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole.

        SECTION 4.24.  INVESTMENTS.

             (a) Set forth on Schedule 4.24(a) is a complete and accurate list of all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or any Subsidiary, other than in a fiduciary or agency capacity (the "Investment Securities"). Schedule 4.24(a) shows, as of June 30, 2001, the applicable CUSIP numbers, the applicable maturity dates and the applicable coupon rates of the Investment Securities, the carrying values and estimated fair values of investment and debt securities, the gross carrying value and estimated fair value of the mortgage-backed and related securities, and the estimated cost and the estimated fair value of the marketable equity securities.

             (b) Except as set forth in Schedule 4.24(b), none of the Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or any Subsidiary freely to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or any Subsidiary is a party, the Company or such Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

             (c) Except as set forth in Schedule 4.24(c), neither the Company nor any Subsidiary has sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or other person has the right, either conditionally or absolutely, to require the Company or any Subsidiary to repurchase or otherwise reacquire any such assets.

             (d) All Investment Securities that are classified as "held to maturity," "available for sale" and "trading" held by the Company or any Subsidiary have been classified and accounted for in accordance with SFAS 115 and the intentions of the Company's management.

             (e) There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements to which the Company or any of the Subsidiaries is bound.

        SECTION 4.25.  INSIDER INTEREST.  Except as set forth on Schedule
   4.25 or in the Company SEC Reports, no officer or director of the Company or any of the Subsidiaries, nor any member of the immediate family of any such person or any entity that any such person "controls" within the meaning of Regulation O of the Federal Reserve, has any Loan, deposit account or any other agreement with the Company or any of the Subsidiaries, any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company or any of the Subsidiaries, or any other interest or transaction that would be required to be disclosed under Regulation S-K of the SEC.

                                  ARTICLE V

                          COVENANTS OF THE COMPANY

        SECTION 5.01. GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including ensuring that the Disclosure Schedule that is delivered by the Company under Article IV is reasonably acceptable to all the Parties and satisfying, but not waiving, the closing conditions set forth in Article VII below).

        SECTION 5.02. INVESTIGATION AND ACCESS TO INFORMATION. FNNI may conduct and complete additional due diligence review of the financial condition, operations, contracts and commitments, Loans, investments, customer base and management of the Company and the Subsidiaries, as well as the Disclosure Schedule, for a period of 30 calendar days following the date of this Agreement (the "Due Diligence Review").
   The Company shall afford FNNI and its officers, employees, accountants, counsel and other authorized representatives access during normal business hours upon reasonable notice, throughout the period prior to the earlier of the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VIII hereof (the "Termination Date"), to its and the Subsidiaries' properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and the Company and the Subsidiaries shall use their reasonable best efforts to cause their respective representatives to furnish promptly to FNNI such additional financial and operating data and other information as to its and the Subsidiaries' respective businesses and properties as FNNI or its duly authorized representatives may from time to time reasonably request. FNNI agrees that it will treat any such information in accordance with the terms of the letter agreement between William Blair and FNNI dated May 31, 2001 (the "Confidentiality Letter"), the terms of which are incorporated herein.

   Notwithstanding any provision of this Agreement to the contrary, neither the Company nor any Subsidiary shall be required to provide access to or to disclose information where such access or disclosure would (a) violate or prejudice the rights of the Company's or a Subsidiary's customers or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement, or (b) impair any attorney-client privilege of the disclosing party.

        SECTION 5.03.  ADDITIONAL REPORTS AND INFORMATION.

             (a) The Company shall furnish to FNNI copies of any reports of the type referred to in Section 4.09 that it files with the SEC and federal and state bank regulators on or after the date hereof.

             (b) From and after the date hereof and prior to the Effective Time or the Termination Date, the Company shall deliver to FNNI quarterly and monthly unaudited consolidated financial statements prepared in the ordinary course of business, including balance sheets, statements of operations and statements of cash flow, but excluding footnotes thereto, within 10 days of the end of such period.

             (c) Any unaudited consolidated interim financial statements delivered by the Company pursuant to this Section 5.03 (including any related notes and schedules) will fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

        SECTION 5.04. CONDUCT OF BUSINESS BY THE COMPANY AND SUBSIDIARIES OTHER THAN THE BANK. Solely for the purposes of this
   Section 5.04, the term "Subsidiaries" shall refer to Subsidiaries other than the Bank. From and after the date hereof and prior to the Effective Time or the Termination Date, and except (i) as may be required by law (provided that any Party availing itself of such exception must first consult with the other Parties), (ii) as may be consented to in writing by FNNI, such consent not to be unreasonably withheld, or (iii) as may be expressly permitted pursuant to this Agreement, the Company:

             (a) shall, and shall cause each of the Subsidiaries to, conduct its operations according to their ordinary and usual course of business in substantially the same manner as heretofore conducted and shall use its reasonable best efforts, and shall cause each of the Subsidiaries to use its reasonable best efforts, to preserve intact its business organization and goodwill, prevent adverse change in the financial condition, liabilities, assets, business, operating results or prospects of the Company and the Subsidiaries and prevent the destruction or damage to or loss of any asset of the Company and the Subsidiaries that would have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole;

             (b) shall not declare any dividends, other than the regular semi-annual dividends on the Company Common Stock in an amount not to exceed $0.14 per share expected to be payable to holders of record on or about December 31, 2001;

             (c) shall not authorize or issue any shares of stock or other securities convertible into or in lieu of or in substitution for shares of its stock (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) other than upon the exercise of Options which are outstanding on the date hereof or pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan (in each case, as in effect on the date hereof), provided (i) the number of shares issued upon the exercise of Options (vested or unvested) which are outstanding on the date hereof shall not exceed 216,225; and (ii) the Company in its discretion may make payments which shall not exceed $335,000 in the aggregate to persons who previously agreed to a cancellation of Options;

             (d) shall not propose or adopt any amendments to its corporate charter or bylaws;

             (e) except in the ordinary course of business, and in a manner consistent with past practices, shall not, and shall not permit any of the Subsidiaries to, (i) make capital expenditures in excess of $100,000 or (ii) change or modify any of its current financing terms, conditions or facilities with banks and financial institutions except in the ordinary course consistent in all material respects with prudent banking practices and as necessary to consummate the transactions set forth in this Agreement;

             (f) shall not, and shall not permit any of the Subsidiaries to, (i) make any Tax election or settle or compromise any material Tax liability, (ii) change its fiscal year, (iii) revalue any of its material assets or (iv) change its methods of accounting (including make any material write-off or reduction in the carrying value of any assets) in effect at December 31, 2000, except as required by changes in GAAP;

             (g) shall not create, incur, assume or guarantee additional indebtedness; and

             (h) shall provide representatives of FNNI with notice of the Company's and the Subsidiaries' board of directors meetings and shall allow representatives of FNNI to attend such meetings, provided they shall not be entitled to vote or participate at such meetings and shall withdraw from such meetings whenever the chairperson of the meeting determines that the presence of FNNI's representatives is inappropriate or inadvisable.

        Notwithstanding any provision to the contrary contained in this
   Section 5.04, neither FNNI nor First National Illinois shall have, directly or indirectly, any right to control or direct the Company's operations prior to the Effective Time and prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

        SECTION 5.05. CONDUCT OF BUSINESS BY THE BANK. From and after the date hereof and prior to the Effective Time or the Termination Date, and except (i) as may be required by law (provided that any Party availing itself of such exception must first consult with the other Parties), (ii) as may be consented to by FNNI, such consent not to be unreasonably withheld, or (iii) as may be expressly permitted pursuant to this Agreement, the Bank:

             (a) shall conduct its operations according to its ordinary and usual course of business in substantially the same manner as heretofore conducted and shall use its reasonable best efforts to preserve intact its business organization and goodwill, prevent material adverse change in the financial condition, liabilities, assets, business, operating results or prospects of the Bank and prevent the destruction or damage to or loss of any asset of the Bank that would have a Material Adverse Effect on the Bank;

             (b) shall not propose or adopt any amendments to its corporate charter or bylaws;

             (c) except for payments permitted under Section 5.04(c), shall not (i) enter into, adopt or amend any compensation, severance, bonus or similar agreements or arrangements with any director or officer, or (ii) except in the ordinary course of business, consistent with past practice, increase in any manner the compensation or fringe benefits of any employee not described in the preceding clause (i) or pay any such employee any benefit not required by a Company Plan as in effect as of the date hereof;

             (d) except in the ordinary course of business, and in a manner consistent with past practices, shall not (i) make capital expenditures in excess of $25,000 or (ii) change or modify any of its current financing terms, conditions or facilities with banks and financial institutions except in the ordinary course consistent in all material respects with prudent banking practices and as necessary to consummate the transactions set forth in this Agreement;

             (e) shall not file any applications for additional branches, open any new office or branch, close any current office or branch, or relocate operations from existing locations;

             (f) shall not make any new Loan, discount or commitment to loan or discount to any new borrower or group of related borrowers or dealers(s) where the funds to be loaned, discounted or committed by the Bank exceed $1,000,000; provided, however, the foregoing shall not apply to any new Loan of less than $750,000 that is secured by a first mortgage lien on real estate with an appraised value of at least 125% of the Loan amount;

             (g) shall not make new advances with respect to, or renew, restructure or amend, any classified Loan with an outstanding balance of greater than $250,000;

             (h) shall not enter into any contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets (other than capital expenditures) in a single transaction except for (i) the origination, purchase and sale of residential mortgage Loans; (ii) the purchase of Investment Securities as permitted; (iii) sales of the Bank's OREO and other repossessed properties; or (iv) the acceptance of a deed in lieu of foreclosure;

             (i)  shall not accept or renew any brokered deposits;

             (j) shall not purchase any Investment Securities except that existing Investment Securities may be replaced at maturity or upon call with United States Treasury or United States agency securities with similar value and that have maturities of 12 months or less;

             (k) shall not change the manner in which its portfolio of Investment Securities is classified or reported in accordance with SFAS 115 or otherwise, or restructure or materially change its Investment Securities portfolio (other than replacing maturing mortgage Loans with Investment Securities as set forth herein) or its gap position;

             (l) shall not change accounting methods or practices (including any change in depreciation or amortization policies or rates); and

             (m) shall provide representatives of FNNI with notice of all Bank loan committee meetings and board of directors meetings and shall allow representatives of FNNI to attend such meetings, provided they shall not be entitled to vote or participate at such meetings and shall withdraw from such meetings whenever the chairperson of the meeting determines that the presence of FNNI's representatives is inappropriate or inadvisable.

        Notwithstanding any provision to the contrary contained in this
   Section 5.05, neither FNNI nor First National Illinois shall have, directly or indirectly, any right to control or direct the Bank's operations prior to the Effective Time and prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

        SECTION 5.06.  NO SOLICITATION.

             (a) The Company represents and warrants that it is not currently engaged in any discussions or negotiations with any person (other than FNNI) concerning any Purchase Proposal (as defined below). From and after the date hereof, the Company will not, and shall use its reasonable best efforts not to permit any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives or those of any of the Subsidiaries (collectively, "Company Representatives") to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information) any Purchase Proposal from any persons or engage in or continue discussions or negotiations relating thereto, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Purchase Proposal, except that the Company may, in response to a Purchase Proposal that the Company's board of directors determines is reasonably likely to constitute a Superior Proposal (as defined below) that was not solicited by the Company or any Company Representatives and that did not result from a breach of this Section, and subject to providing prior written notice of its decision to take such action to FNNI, (x) furnish information (including nonpublic information) with respect to the Company and the Subsidiaries to any person making such a Purchase Proposal pursuant to a customary confidentiality agreement with terms substantially similar to those of the Confidentiality Letter and
        (y) participate in discussions or negotiations regarding such Purchase Proposal. The Company will advise FNNI orally (within one business day) and in writing (as promptly as practicable) of the receipt of any inquiry or request for information with respect to, or which could reasonably be expected to lead to, a Purchase Proposal. As used in this Agreement, (i) "Purchase Proposal" shall mean any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of business that constitutes 15% or more of the net revenues, net income or assets of the Company and the Subsidiaries taken as a whole, or 15% or more of the voting securities of the Company or any of the Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the voting securities of the Company or any of the

        Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Subsidiaries, other than the transactions contemplated by this Agreement, and (ii) "Superior Proposal" shall mean any Purchase Proposal made by a third party on terms that are substantially the same or superior from a financial point of view to the stockholders of the Company to the terms set forth in this Agreement, including with respect to conditions to consummation, financing and the percentage of outstanding equity securities acquired, as determined by the board of directors of the Company in their good faith judgment (based on the advice of a financial advisor of nationally recognized reputation or such other matters as the Company's board of directors deems relevant).

             (b) The board of directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to FNNI or First National Illinois, the approval or recommendation by such board of directors of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Purchase Proposal, unless, in each case, the Company receives an unsolicited Purchase Proposal that the Company's board of directors determines is a Superior Proposal. The board of directors of the Company may not enter into an agreement with respect to a Purchase Proposal except in connection with a termination of this Agreement as set forth in
        Article VIII. Nothing contained in this Section 5.06 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders that, in the good faith judgment of the board of directors of the Company after consultation with outside counsel, is required under applicable law, provided that, except as otherwise permitted in this Section 5.06, the Company does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a Purchase Proposal. Notwithstanding anything contained in this Agreement to the contrary, any action by the board of directors of the Company permitted by, and taken in accordance with, this Section 5.06 shall not constitute a breach of this Agreement by the Company.

        SECTION 5.07. ALLOWANCE FOR LOAN LOSSES. FNNI and Company shall endeavor in good faith to reach an agreement as to the amount of loan loss reserve, as that term is defined in applicable bank regulations. Upon reaching such agreement as to such loan loss reserve amount, Company agrees to adjust the loan loss reserve accordingly prior to the expected Closing Date; provided, however, that any such adjustment: (a) shall not be prohibited by GAAP, applied on a consistent basis, or any applicable laws or regulations; (b) shall not be made by the Company until the later of (i) 30 calendar days prior to the expected Closing Date or (ii) the receipt of all approvals of federal and state banking regulators and Company stockholders necessary to consummate the Merger; and (c) shall not be considered in determining the Company's minimum equity pursuant to Section 7.01(l) of this Agreement.

        SECTION 5.08. REGULATORY APPROVALS. The Parties acknowledge that consummation of the transactions contemplated by this Agreement will require the prior written approval of federal and state banking regulators. Accordingly, within 30 days after all Parties have executed this Agreement, FNNI and First National Illinois shall file applications with the applicable regulators for approval of the transactions contemplated by this Agreement and otherwise exercise their reasonable best efforts and diligence to obtain such approval and any other approvals that may be required to consummate the transactions contemplated hereby. The Company will use its reasonable best efforts to assist FNNI and First National Illinois in their efforts.

        SECTION 5.09. RECOMMENDATION OF APPROVAL. Subject to its fiduciary duties, the board of directors of the Company shall recommend to its stockholders the approval of this Agreement and the Merger, and shall include such recommendation in the Proxy Statement referred to in Section 6.04.

        SECTION 5.10. SIGNIFICANT STOCKHOLDER APPROVAL. Certain directors of Company, who collectively own approximately 30 percent of Company Common Stock, by execution of Attachment A to this Agreement, agree that they will vote to approve the Merger, on the terms and subject to the conditions set forth herein, at the stockholders' meeting to be convened for such purpose. The execution of Attachment A is solely for the purpose of approving the Merger and no other purpose.

                                 ARTICLE VI

                            ADDITIONAL AGREEMENTS

        SECTION 6.01. ANTITAKEOVER STATUTE. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and FNNI and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

        SECTION 6.02. PUBLIC ANNOUNCEMENTS. Upon execution of this Agreement, the Parties hereto agree that a press release and Form 8-K filings shall be made. The Company and FNNI will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or filing prior to the issuance of such press release or other public statement or filing relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or filing without the prior consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that a Party may, without the prior consent of the other Party, issue such press release or make such other public statement as required by law if it has (a) used its reasonable best efforts to consult with the other Party and to obtain such Party's consent but has been unable to do so in a timely manner and (b) faxed a copy of such release or public statement to such other Party at a reasonable time prior to issuing such release or making such statement.

        SECTION 6.03. NOTICES OF CERTAIN EVENTS. Each Party shall promptly notify the other Parties of the receipt of:

             (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; and

             (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

        Each Party shall promptly notify the other Parties of any proceedings commenced or threatened against such Party or any of the Subsidiaries that relate to the consummation of the transactions contemplated by this Agreement.

        SECTION 6.04.  STOCKHOLDER APPROVAL; PROXY SOLICITATION; OTHER
   FILINGS.

             (a) STOCKHOLDER APPROVAL; PROXY SOLICITATION. The Company, acting through its board of directors, shall in accordance with applicable law as promptly as practicable after completion of the Due Diligence Review call for a meeting of its stockholders at the earliest practicable time at which the Company will submit the Merger and the other transactions contemplated hereby to the stockholders for approval as required under the DGCL and its certificate of incorporation and bylaws (the "Company Meeting"). In connection therewith, the Company shall take, at its own expense, all steps necessary to the solicitation of proxies from the stockholders, including the preparation, filing and mailing of a letter to stockholders, notice of meeting, proxy statement and form of proxy to be distributed to stockholders in connection with such meeting and any schedules required to be filed with the SEC in connection therewith (the "Proxy Statement"). The Company together with FNNI and First National Illinois will proceed diligently with the preparation and filing of the Proxy Statement with the SEC. FNNI and First National Illinois shall furnish all information about themselves, their business and operations and their owners and all financial information to the Company as may be necessary in connection with the preparation of the Proxy Statement. The Company will provide FNNI with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement to the Proxy Statement prior to filing such with the SEC and will provide FNNI with a reasonable number of copies of all such filings made with the SEC. The Company shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the Proxy Statement to FNNI and advise FNNI of any oral comments with respect to the Proxy Statement received from the SEC. Each of FNNI and the Company shall use all reasonable efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. If the Company learns of any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement to the extent required by applicable federal securities laws. If FNNI or First National Illinois learns of any event that should be set forth in an amendment or supplement to the Proxy Statement, such Party will promptly inform the Company in writing of such event.

             (b) OTHER FILINGS. As promptly as practicable the Company, FNNI and First National Illinois shall properly prepare and file any other filings required under the Exchange Act or any other federal or state law relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of the Company, FNNI and First National Illinois shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Authority or official, and each of the Company, FNNI and First National Illinois shall supply the other with copies of all correspondence between it and each of its subsidiaries and representatives, on the one hand, and the SEC or the members of its staff or any other appropriate Governmental Authority or official, on the other hand, with respect to any of the Other Filings. The Company, FNNI and First National Illinois each shall use all reasonable efforts to obtain and furnish the information required to be included in any of the Other Filings.

        SECTION 6.05. INFORMATION PROVIDED. None of the information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement or the Other Filings, or any amendment thereof or supplement thereto, will, at the respective times filed with the SEC or other Governmental Authority, and with respect to the Proxy Statement, at the date mailed to the Company's stockholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company makes no representation, warranty or covenant with respect to information concerning First National Illinois or FNNI or their affiliates included in the Proxy Statement or information supplied by First National Illinois or FNNI for inclusion in the Proxy Statement. None of the information supplied by First National Illinois or FNNI specifically for inclusion or incorporation by reference in the Proxy Statement or the Other Filings, or any amendment thereof or supplement thereto, will, at the respective times filed with the SEC or other Governmental Authority, and with respect to the Proxy Statement, at the date mailed to the Company's stockholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to First National Illinois or FNNI or other information supplied by First National Illinois or FNNI for inclusion therein, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. First National Illinois and FNNI make no representation, warranty or covenant with respect to information concerning the Company or the Subsidiaries included in the Proxy Statement or information supplied by the Company or the Subsidiaries for inclusion in the Proxy Statement.

        SECTION 6.06.  EFFORTS TO CONSUMMATE; FURTHER ASSURANCES.
   Subject to the terms and conditions of this Agreement, the Parties shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated herein. The Parties agree to execute and deliver promptly such other documents, certificates, agreements, instruments and other writings (including any amendments or supplements thereto) and to take, or cause to be taken, such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated hereby, including promptly making their respective filings and thereafter making any other required submissions under the applicable federal and state banking laws and regulations and taking all such further action as reasonably may be necessary to resolve such objections, if any, as any such authorities of any national or other jurisdiction or any other person may assert under relevant laws with respect to the transactions contemplated hereby.

        SECTION 6.07. UPDATING OF SCHEDULES. The Parties agree that any Disclosure Schedules delivered by the Company to FNNI will be updated by the Company as of the Closing Date, with any and all changes specifically marked, so that the condition to the obligations of each of the Company, FNNI and First National Illinois to effect the Merger set forth in Section 7.02(a) and 7.01(a), respectively, shall have been fulfilled as of the Closing Date.

        SECTION 6.08.  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND
   INSURANCE.

             (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the exculpatory and indemnification provisions for the benefit of any individual who served as director or officer of the Company at or at any time prior to the Effective Time that are set forth, as of the date of this Agreement, in the Certificate of Incorporation and the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or at any time prior to the Effective Time were directors or officers of the Company.

             (b) FNNI shall cause the Surviving Corporation and all Subsidiaries to maintain for a period of at least six years the current policies of directors' and officers' liability insurance and fiduciary liability insurance currently by the Company as of the date of this Agreement (provided that substitute policies may be used if such substitute policies have at least the same coverage and amounts and are issued by reputable and financially sound insurance companies containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement; provided, however, that in no event shall the Surviving Corporation be required to pay premiums therefor in any one year in an amount in excess of 175% of the annual premiums currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Closing for purposes of this Section, which policies provide such directors and officers with coverage for an aggregate period of not less than six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained by the Company prior to the Closing, FNNI shall and shall cause the Surviving Corporation to maintain such policies in full force and effect, and continue to honor the Company's obligations thereunder.

             (c) FNNI or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of FNNI or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.08.

             (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the indemnified parties under this Section, their heirs and their representatives.

        SECTION 6.09. EMPLOYEES. Each employee of the Company and the Subsidiaries as of the Effective Time shall continue to be employed by the Surviving Corporation, a Subsidiary or FNNI (and, if such employee is an officer of the Bank, with the same title) for a period ending no earlier than the first to occur of (a) the date 180 days after the Effective Time; (b) the date of death of the employee, (c) the date of the employee's voluntary termination of employment with the Surviving Corporation, a Subsidiary or FNNI and (d) the date on which the employee is terminated by the Surviving Corporation, a Subsidiary or FNNI for cause, as reasonably determined by the Surviving Corporation, a Subsidiary or FNNI. During such minimum period of continued employment, each such employee shall continue to receive base compensation, incentive compensation and bonuses from the Surviving Corporation, a Subsidiary or FNNI at a rate at least equal to that in effect with respect to his employment by the Company and the Subsidiaries as of the Effective Time.

        SECTION 6.10.  COMPANY PLANS.

             (a) As of the Effective Time, each employee of the Company and the Subsidiaries shall become immediately entitled to participate in each of the employee benefit plans in accordance with the terms of the respective plans maintained by FNNI, the Surviving Corporation and the Subsidiaries, including without limitation, group hospitalization, medical, life and disability insurance plans, severance plans, tax qualified retirement, savings and profit sharing plans, and stock option and stock award plans ("FNNI Plans") in which similarly situated employees of FNNI, the Surviving Corporation and the Subsidiaries, participate, and to the same extent as such employees of FNNI, the Surviving Corporation and the Subsidiaries. The period of employment and compensation of each employee of the Company and the Subsidiaries with the Company and the Subsidiaries prior to the Effective Time shall be counted for all purposes of the FNNI Plans (except for purposes of benefit accrual) including without limitation for purposes of vesting and eligibility. Any expenses incurred by an employee of the Company or the Subsidiaries under any Company Plan, such as deductibles or co-payments, shall be counted for all purposes under the applicable FNNI Plan. FNNI, the Surviving Corporation, the Subsidiaries and the FNNI Plans shall waive any pre-existing condition exclusions for conditions existing at the Effective Time, and actively at work requirements for periods ending at the Effective Time, contained in the FNNI Plans as they apply to employees and former employees of the Company and the Subsidiaries and their dependents, provided that such waiver of pre-existing conditions shall not extend to any condition that has prevented coverage of an employee or former employee of the Company or a Subsidiary or a dependent thereof under comparable Company Plans. Except as hereinafter specifically provided with respect to the Castle BancGroup, Inc. 401(k) Profit Sharing Plan (the "401(k) Plan"), and subject to assumption of the obligations existing under each Company Plan as of the Effective Time pursuant to paragraph (d) of this section, FNNI, the Surviving Corporation and the Subsidiaries after the Effective Time shall have sole discretion with respect to the determination whether to terminate, merge or continue any Company Plan. At the Effective Time, FNNI or the Surviving Corporation shall be substituted for the Company or a Subsidiary as the sponsoring employer under those Company Plans with respect to which the Company or a Subsidiary is the sponsoring employer immediately prior to the Effective Time and which Plan is assumed by FNNI or the Surviving Corporation pursuant to the terms of this Agreement, and FNNI, First National Illinois or the Surviving Corporation shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in the Company or a Subsidiary with respect to each such Company Plan.

             (b) From and after the Effective Time, former and current officers and employees of the Company and its Subsidiaries and their dependents who satisfy conditions for any post-retirement medical and health insurance coverage under any FNNI Plan shall be entitled to participate in such Plan under the terms and conditions of such Plan.

             (c) Until the Effective Time, the Company and its Subsidiaries shall be liable for all obligations for continued health coverage, pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA ("COBRA") with respect to each qualified beneficiary (as defined in COBRA) of the Company or a Subsidiary who incurs a qualifying event (as defined in COBRA) prior to the Effective Time. FNNI, the Surviving Corporation and the Subsidiaries shall be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of the Company or a Subsidiary who incurs a qualifying event from and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of the Company or a

        Subsidiary who incurs a qualifying event before the Effective
        Time.

             (d) Any obligation of the Company or any Subsidiary under any employment agreement, employment letter, employment security agreement, stay bonus agreement, supplemental profit sharing plan, annual incentive plan, long-term incentive plan, or severance plan, or under any other Company Plan set forth in
        Schedule 4.13, as of the Effective Time, shall continue to be binding from and after the Effective Time, and FNNI, the Surviving Corporation and the Subsidiaries shall comply with and satisfy all such obligations pursuant to the terms of such Company Plan.

             (e) The transactions described in this Agreement shall constitute a change in control for purposes of each Company Plan.

             (f) The Company and the Subsidiaries maintain the 401(k) Plan which Plan shall be terminated prior to the Effective Time. All 401(k) Plan participants shall fully vest and have a nonforfeitable interest in their accounts under the 401(k) Plan, determined as of the Effective Time. As soon as practicable after the receipt of a favorable determination letter from the IRS as to the tax qualified status of the 401(k) Plan upon its termination under Code Section 401(a) (the "Determination Letter"), distribution of the benefits under the 401(k) Plan shall be made to 401(k) Plan participants pursuant to the terms of the 401(k) Plan. From and after the date of this Agreement, and in anticipation of such determination and distribution, the Company and the Subsidiaries and their respective representatives, prior to the Effective Time, and FNNI, the Surviving Corporation the Subsidiaries and their respective representatives after the Effective Time, shall use their best efforts to apply for and obtain such favorable Determination Letter from the IRS. In the event that the Company and the Subsidiaries and their respective representatives prior to the Effective Time, and FNNI, the Surviving Corporation and the Subsidiaries and their respective representatives after the Effective Time, reasonably determine that the 401(k) Plan cannot obtain a favorable Determination Letter, or that the amounts held therein cannot be so applied, allocated or distributed without causing the 401(k) Plan to lose its tax qualified status, the Company and the Subsidiaries prior to the Effective Time, and FNNI, the Surviving Corporation and the Subsidiaries after the Effective Time, shall take such action as they may determine with respect to the distribution of benefits to the 401(k) Plan participants, provided that the assets of the 401(k) Plan shall be held or paid only for the benefit of the 401(k) Plan participants, and provided further that in no event shall any portion of the amounts held in the 401(k) Plan revert, directly or indirectly, to the Company, any Subsidiary, FNNI or the Surviving Corporation.

                                 ARTICLE VII

                          CONDITIONS TO THE MERGER

        SECTION 7.01. CONDITIONS TO THE OBLIGATION OF FNNI AND FIRST NATIONAL ILLINOIS. The obligations of FNNI and First National Illinois to effect the Merger are subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, the compliance with which, or the occurrence of which, may be waived prior to the Closing Date in writing by FNNI and First National Illinois in their sole discretion.

             (a) CONTINUED ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Company contained in this Agreement shall be correct and complete in all material respects as of the Closing Date as if made on the Closing Date, except as otherwise contemplated by this Agreement.

             (b) PERFORMANCE OF AGREEMENTS. The Company shall have performed, complied with and satisfied in all material respects all covenants and agreements required by this Agreement to be performed, complied with or satisfied by the Company at or prior to the Closing Date.

             (c) THE COMPANY'S CLOSING CERTIFICATE. The Company shall furnish a certificate, signed by a senior executive officer of the Company and dated the Closing Date, to the effect that the conditions specified in paragraphs (a) and (b) of this Section
        7.01 have been satisfied.

             (d) SECRETARY'S CERTIFICATE. The Company shall have furnished a certificate of its secretary, dated as of the Closing Date, certifying as to:

                  (i) the consent of the stockholders of the Company and the resolutions of the Company's board of directors authorizing the execution, delivery and performance of this Agreement by the Company and the execution, delivery and performance of all documents to be executed and delivered by the Company at Closing, with copies of such resolutions attached thereto; and

                  (ii) the incumbency of its officers executing this
             Agreement and the documents delivered at Closing.

             (e) NO INJUNCTIONS, ORDERS OR RESTRAINTS; ILLEGALITY. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority (an "Injunction") nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect which would (i) make the consummation of the Merger illegal, or (ii) otherwise prevent or prohibit the consummation of the transactions contemplated in this Agreement, including the Merger; provided, however, that prior to invoking this condition, FNNI and First National Illinois shall use their reasonable best efforts to have any such Injunction vacated.

             (f) CONSENTS AND AUTHORIZATIONS. Other than the filing required under Section 1.04, the Company shall have delivered to FNNI written confirmation of all notices, filings, consents, approvals, including bank and other regulatory approvals, permits, authorizations or orders of and all registrations, declarations or filings with third parties, including creditors, contract parties or public or Governmental Authorities (collectively the "Consents"), necessary for the authorization, execution and delivery of this Agreement by the Company or the consummation by the Company or the Subsidiaries of the transactions contemplated by this Agreement, except for such Consents, the absence of which would not have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole.

             (g) OPINION OF COUNSEL. The Company shall have delivered to FNNI an opinion of counsel to the Company substantially of the form and content set forth in Exhibit B, addressed to FNNI and dated as of the Closing Date.

             (h) APPRAISAL RIGHTS. The holders of not more than 10% of the Company Common Stock shall have validly asserted appraisal rights under the DGCL.

             (i) COMPANY STOCK. The Company shall have no more than 4,639,026 shares of Company Common Stock outstanding on a fully diluted basis as of the Closing Date, including any shares of Company Common Stock issued after the date hereof upon the exercise of Options which are outstanding on the date hereof or pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan.

             (j) WILLIAM BLAIR. William Blair shall have delivered to FNNI a receipt, in a form reasonably satisfactory to FNNI, executed by William Blair acknowledging receipt of any and all amounts due.

             (k) CERTIFICATE OF MERGER. The Company shall deliver to FNNI a fully executed Certificate of Merger and written evidence that the Merger has been approved by at least the portion of the Company's stockholders as required by corporate law.

             (l) MINIMUM EQUITY. On the Closing Date: (i) the Company's stockholders' equity reported on the consolidated interim financial statements prepared and delivered pursuant to Section
        5.03 as of the month end immediately preceding the Closing Date shall equal or exceed $46,000,000; provided, however, that any adjustment that is made to the Company's loan loss reserve pursuant to Section 5.07 shall not be considered in determining the Company's minimum equity under this Section.

             (m) OTHER DOCUMENTS. The Company shall have delivered to FNNI all other documents reasonably requested by FNNI and contemplated by this Agreement or required to be delivered by the Company to FNNI pursuant to this Agreement and not previously delivered.

        SECTION 7.02. CONDITIONS TO THE OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, the compliance with which, or the occurrence of which, may be waived prior to the Closing Date in writing by the Company in its sole discretion.

             (a) CONTINUED ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of FNNI and First National Illinois contained in this Agreement shall be correct and complete in all material respects as of the Closing Date as if made on the Closing Date.

             (b) PERFORMANCE OF AGREEMENTS. FNNI and First National Illinois shall have performed, complied with and satisfied in all material respects all covenants and agreements required by this Agreement to be performed, complied with or satisfied by them at or prior to the Closing Date.

             (c) FNNI AND FIRST NATIONAL ILLINOIS' CLOSING CERTIFICATE. FNNI shall furnish a certificate, signed by a senior executive officer of FNNI and First National Illinois and dated the Closing Date, to the effect that the conditions specified in paragraphs
        (a) and (b) of this Section 7.02 have been satisfied.

             (d) SECRETARY'S CERTIFICATE. Each of FNNI and First National Illinois shall have furnished a certificate of its secretary dated as of the Closing Date certifying as to:

                  (i) the resolutions of the company's board of directors or managing member authorizing the execution, delivery and performance of this Agreement by FNNI and First National Illinois, with copies of such resolutions attached thereto; and

                  (ii) the incumbency of its officers executing this
             Agreement and the documents delivered at Closing.

             (e) NO INJUNCTIONS, ORDERS OR RESTRAINTS; ILLEGALITY. No Injunction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect which would (i) make the consummation of the Merger illegal, or (ii) otherwise prevent or prohibit the consummation of the transactions contemplated in this Agreement, including the Merger; provided, however, that prior to invoking this condition, the Company shall use its reasonable best efforts to have any such Injunction vacated.

             (f) CONSENTS AND AUTHORIZATIONS. Other than the filing required under Section 1.04, FNNI shall have delivered to the Company written confirmation of all Consents necessary for the authorization, execution and delivery of this Agreement by FNNI or First National Illinois or the consummation by FNNI or First National Illinois of the transactions contemplated by this Agreement, except for such Consents, the absence of which would not have a Material Adverse Effect on FNNI and its subsidiaries taken as a whole.

             (g) OPINION OF COUNSEL. FNNI shall have delivered to the Company an opinion of counsel to FNNI substantially of the form and content set forth in Exhibit C, addressed to the Company and dated as of the Closing Date.

             (h) PURCHASE PRICE. Deposit of the aggregate Merger Consideration and the aggregate Option Consideration to the Paying Agent shall have been made pursuant to Article II hereof.

                                ARTICLE VIII

                                 TERMINATION

        SECTION 8.01. TERMINATION OR ABANDONMENT. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

             (a) by the mutual written consent of the Company and FNNI by action of their respective boards of directors;

             (b) by FNNI within ten days after completion of the Due Diligence Review if FNNI discovers information from which a reasonable buyer would conclude that the business, results of operations or financial condition of the Company or any Subsidiary are, in the aggregate, materially different than as described in the Company SEC Reports, the 2000 Financial Statements and the representations and warranties in this Agreement (including the Schedules hereto);

             (c) by either the Company or FNNI if (i) the Effective Time shall not have occurred on or before March 31, 2002 and (ii) the Party seeking to terminate this Agreement pursuant to this
        Section 8.01 shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

             (d) by either the Company or FNNI if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and nonappealable and the Party seeking to terminate this Agreement pursuant to this Section 8.01(d) shall have used its reasonable best efforts to remove such injunction, order or decree;

             (e) by the Company if the stockholders of the Company fail to approve the Merger at the Company Meeting or at any adjournment thereof;

             (f) by the Company if the board of directors of the Company reasonably determines that a Purchase Proposal constitutes a Superior Proposal and the Company pays to FNNI the amount specified in Section 8.02 within the time period specified in
        Section 8.02;

             (g) by FNNI if the board of directors of the Company shall have (i) withdrawn or modified in a manner adverse to FNNI its approval or recommendation of this Agreement and the transactions contemplated hereby or (ii) approved or recommended, or proposed publicly to approve or recommend, any Purchase Proposal;

             (h) by FNNI if a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company is commenced prior to the Company Meeting, and the board of directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders) within the time period specified by Rule 14e-2 under the Exchange Act; or

             (i) by either the Company or FNNI if there shall have been a material breach by the other of any of its respective representations or warranties (as such representations or warranties made by the Company may be modified by the Disclosure Schedules, as updated pursuant to Section 6.07), or covenants or agreements contained in this Agreement, which if not cured would cause the respective conditions set forth in Article VII, as the case may be, not to be satisfied, and such breach is incapable of being cured or shall not have been cured within 30 days after notice thereof shall have been received by the Party alleged to be in breach.

        In the event of termination of this Agreement pursuant to this
   Section 8.01, this Agreement shall terminate (except for the confidentiality provisions contained in Section 5.02 and the provisions of Sections 8.02 and 9.10), and there shall be no other liability on the part of the Company or FNNI to the other except liability arising out of an intentional breach of this Agreement or as provided for in the Confidentiality Letter.

        SECTION 8.02.  FNNI TERMINATION FEE AND EXPENSES.
   Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by the Company pursuant to Section 8.01(g), then the Company shall pay to FNNI a fee of $2,400,000. Additionally, in the event this Agreement is terminated by the Company pursuant to Section 8.01(g), then the Company shall reimburse FNNI for its out of pocket expenses incurred in connection with the transactions set forth in this Agreement. Such fee and expense reimbursement shall be payable in immediately available funds on the second business day following the termination of this Agreement.

        SECTION 8.03. COMPANY LIQUIDATED DAMAGES. Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (a) by FNNI pursuant to Section 8.01(i), then Company shall pay to FNNI liquidated damages in the amount of $1,000,000 to reimburse FNNI for its reasonably anticipated expenses incurred in connection with the transactions set forth in this Agreement, or (b) by the Company pursuant to Section 8.01(i), then FNNI shall pay to the Company liquidated damages in the amount of $1,000,000 to reimburse the Company for its reasonably anticipated expenses incurred in connection with the transactions set forth in this Agreement. Such liquidated damages shall be payable in immediately available funds on the second business day following the termination of this Agreement.

                                 ARTICLE IX

                                MISCELLANEOUS

        SECTION 9.01. COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Parties.

        SECTION 9.02. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

        SECTION 9.03. JURISDICTION. Each of the Parties (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

        SECTION 9.04. NOTICES. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if delivered personally at the address set forth below for the intended recipient during normal business hours at such address, if sent by facsimile transmission to the respective number set forth below with telephone confirmation of receipt or if sent by recognized overnight courier or by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

             FNNI:     Mr. Daniel K. O'Neill
                       First National of Nebraska, Inc.
                       One First National Center
                       16th & Dodge Streets
                       Omaha, NE  68102
                       (402) 341-2535 (Telephone)
                       (402)  341-4530 (Facsimile)

                       Mr. Timothy D. Hart
                       First National of Nebraska, Inc.
                       One First National Center
                       16th & Dodge Streets
                       Omaha, NE  68102
                       (402) 341-0500  (Telephone)
                       (402) 342-4332  (Facsimile)

                       Jeffrey T. Wegner, Esq.
                       Kutak Rock LLP
                       1650 Farnam Street
                       Omaha, NE  68102
                       (402) 231-8814 (Telephone)
                       (402) 346-1148 (Facsimile)

             Company:  Mr. John W. Castle
                       Castle BancGroup, Inc.
                       121 West Lincoln Highway
                       DeKalb, IL  60115
                       (815) 758-7007 (Telephone)
                       (815) 758-7008 (Facsimile)

                       Gary L. Mowder, Esq.
                       Schiff Hardin & Waite
                       6600 Sears Tower
                       Chicago, IL  60606
                       (312) 258-5514 (Telephone)
                       (312) 258-5700 (Facsimile)

   Each communication made in accordance with this Section 9.04 shall be deemed given upon delivery, upon confirmation of receipt of facsimile transmission, one business day after deposit with a nationally recognized overnight delivery service or two business days after deposit for mailing in a United States post office.

        SECTION 9.05. ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

        SECTION 9.06. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

        SECTION 9.07. ENFORCEMENT OF AGREEMENT. The Parties recognize and hereby acknowledge that it may be impossible to measure in money the damages that would result to a Party by reason of the failure of any of the Parties to perform any of the obligations imposed on it by this Agreement and that in any event damages would be an inadequate remedy in this instance. Accordingly, if any Party should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Party against which such action or proceeding is brought hereby waives the claim or defense that the Party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists and shall waive or not assert any requirement to post bond in connection with seeking specific performance. The Parties agree that this provision is without prejudice to any other rights that the Parties may have for any failure to perform this Agreement.

        SECTION 9.08. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as set forth in Section 6.08, is not intended to and shall not confer upon any person other than the Parties any rights or remedies hereunder.

        SECTION 9.09. HEADINGS. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only, and shall be given no substantive or interpretive effect whatsoever.

        SECTION 9.10. FEES AND EXPENSES. The Parties agree that except as provided in Section 8.02, each of the Company and FNNI shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that any and all fees, of whatsoever nature, payable by the Company including any and all fees to William Blair, those for all Parties' attorneys, accountants, investment bankers, any fees to consultants relating to this Agreement or to the transaction, including such fees for a fairness opinion, and any brokerage fees incurred and/or paid by the Company relating to this Agreement or to the Merger, including any such fees relating to any special committee or special counsel to the board of directors shall be accrued or paid prior to Closing.

        SECTION 9.11. AMENDMENT OR SUPPLEMENT. At any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and prior to the Effective Time, this Agreement may be amended or supplemented by a writing signed by each of the Parties with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of the Company there shall be no amendment or change to the provisions hereof which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval or any amendment or change not permitted under applicable law.

        SECTION 9.12. EXTENSION OF TIME, WAIVER, ETC. At any time prior to the Effective Time, any Party may:

             (a) extend the time for the performance of any of the obligations or acts of any other Party;

             (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered pursuant hereto; or

             (c) waive compliance with any of the agreements or conditions of any other Party contained herein.

        Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

        SECTION 9.13. TIMING. Time is of the essence with regard to this Agreement.

                                  ARTICLE X

                                 DEFINITIONS

        SECTION 10.01. DEFINITIONS. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "COMPANY MATERIAL CONTRACTS" shall mean any written contract or other arrangement to which the Company or any of the Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole.

        "DISCLOSURE SCHEDULE" shall mean the disclosures of the Company set forth in Annex I, as may be updated pursuant to Section 6.07.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

        "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

        "GOVERNMENTAL AUTHORITIES" shall mean any department, division, branch, office or official of a duly elected or appointed governmental office of any country, state, province, county, parish or municipality.

        "INTELLECTUAL PROPERTY" shall mean patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

        "KNOWLEDGE" shall mean, with respect to the Company, the knowledge of each of the Chairman of the Board, the President and Chief Executive Officer, the Vice President and Controller, and the Regional Vice Presidents for the Southern and Central Regions, respectively, of the Company, in each case which such person actually knows about the subject without independent investigation.

        "LIEN" shall mean any encumbrance, security interest, secured claim, mortgage, deed of trust or charge upon an asset whether consensual, statutory or the result of a court order or judgment.

        "MATERIAL ADVERSE EFFECT" shall mean, with respect to a Party, such state of facts, event, change or effect that has had, or would reasonably be expected to have, an adverse effect (i) with respect to the Company, of at least $300,000 on the business, results of operations or financial condition thereof and which results in the failure by the Company to satisfy the condition set forth in Section 7.01(l), or (ii) on the validity or enforceability of this Agreement or the ability of such Party to perform its obligations hereunder in a timely fashion, provided that changes, circumstances or effects relating to the economy in general or the general economic conditions within the industry in which the Company and the Subsidiaries operate shall not give rise to a Material Adverse Effect.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation.

        "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

        "TAX" shall mean any federal, state or local gross receipts, license, payroll, employment, excise, severance, stamp, occupation, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum tax, or any other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

        "TAX RETURN" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

        SECTION 10.02. CONSTRUCTION. All capitalized words or terms herein have the meaning ascribed to them as immediately thereafter. All references in this Agreement to particular Articles or Sections are references to the Articles or Sections of this Agreement, unless some other references are clearly indicated. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP as in effect on the date hereof. In this Agreement, unless the context otherwise requires, (a) words describing the singular number shall include the plural and vice versa, (b) words denoting any gender shall include all genders and (c) the word "including" shall mean "including, without limitation." This Agreement and the other instruments and documents to be delivered pursuant hereto shall not be construed more favorably against one Party than the other based on who drafted the same, it being acknowledged that all Parties contributed meaningfully to the drafting of this Agreement.

        IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

                                      FIRST NATIONAL OF NEBRASKA, INC.


                                      By: /s/ Daniel K. O'Neill
                                          ------------------------------
                                      Name Daniel K. O'Neill
                                           -----------------------------
                                      Title Senior Vice President
                                            ----------------------------


                                      FIRST NATIONAL OF ILLINOIS, INC.


                                      By: /s/ Daniel K. O'Neill
                                          ------------------------------
                                      Name Daniel K. O'Neill
                                           ---------------------------
                                      Title Senior Vice President
                                            ----------------------------


                                      CASTLE BANCGROUP, INC.


                                      By: /s/ John W. Castle
                                          ------------------------------
                                      Name   John W. Castle
                                             ---------------------------
                                      Title  Chairman of the Board
                                             ---------------------------

                                ATTACHMENT A

                           ADDENDUM SIGNATURE PAGE

        To induce First National of Nebraska, Inc. ("FNNI") and First National of Illinois, Inc. ("First National Illinois") to enter into the Agreement and Plan of Merger dated as of September 7, 2001 (the "Merger Agreement") among FNNI, First National Illinois and Castle BancGroup, Inc. (the "Company"), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Significant Stockholders of the Company hereby each agrees to the provisions of Section 5.10 of the Merger Agreement and further hereby agrees, at a properly called meeting of Company stockholders or by a written consent of Company stockholders, each will vote to approve the Merger described in the Merger Agreement, a copy of which is attached hereto. (The signatures of these Significant Stockholders are for the sole purpose of approving the Merger, and no other purpose, and no Party shall assert or imply any other purpose to such signatures.)

     By: /s/ John W. Castle                             By: /s/ Amy W. Castle
     ----------------------------------------           -------------------------------
     John W. Castle, 453,279 shares                     Amy W. Castle, 16,798 shares
     Amy W. Castle 1992 Trust, 90,000 shares
     David B. Castle 1992 Trust, 90,000 shares          By: /s/ David B. Castle
     Harry D. Castle 1992 Trust, 90,000 shares          -------------------------------
     John L. Castle 1992 Trust, 90,000 shares           David B. Castle, 34,846 shares


     By: /s/ Amy W. Castle                              By: /s/ Harry D. Castle
     ----------------------------------------           -------------------------------
     Amy W. Castle, co-trustee                          Harry D. Castle, 16,798 shares


     By: /s/ David B. Castle                            By: /s/ John L. Castle
     ----------------------------------------           -------------------------------
     David B. Castle, co-trustee                        John L. Castle, 16,798 shares


     By: /s/ Harry D. Castle                            By: /s/ James N. McInnes
     ----------------------------------------           -------------------------------
     Harry D. Castle, co-trustee                        James N. McInnes, 264,278 shares


     By: /s/ John L. Castle                             By: /s/ Ernest A. Basler
     ----------------------------------------           -------------------------------
     John L. Castle, co-trustee








     By: /s/ Ernest A. Basler                           By: /s/ Shirley M. Basler
     ----------------------------------------           -------------------------------
     Ernest A. Basler, 60,676 shares                    Earnest A. Basler and Shirley M.
                                                        Basler, 202,450 shares

     By: /s/ Shirley M. Basler
     ----------------------------------------
     Shirley M. Basler, 24,000 shares














































                                                               -2-